Exhibit 10.2



                    Amended and Restated Employment Agreement
                                  Innovex, Inc.

     This Amended and Restated Employment and Confidentiality Agreement (hereinafter "Agreement") is entered into between Innovex, Inc. and Randy Acres (the "Employee") as of December 31, 2008. This agreement amends and restates and supersedes the Employment Agreement dated March 17, 2008.

     WHEREAS, Innovex is a technology company engaged in continuing research and development; and

     WHEREAS, the Employee has been hired by Innovex as Chief Financial Officer to perform such duties as may from time to time be directed by Innovex; and

     WHEREAS, Innovex and the Employee deem it essential to formalize the conditions of Employee's employment by written agreement; and

     WHEREAS, the Employee has entered into this Agreement in consideration of his employment with Innovex, the benefits associated with that employment and the additional consideration provided for in this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:

1. Employment Duties and Obligations. Innovex hereby employs the Employee and the Employee accepts such employment on the following terms and conditions:

     1.1 Duties. Except as otherwise herein provided at Section 1.3, the Employee shall devote his full business time and best efforts to the operations of Innovex, including normal duties as Chief Financial Officer. Employee agrees to faithfully and diligently exert his best efforts to perform the duties and responsibilities of employment, promote the interest and welfare of Innovex and its business, be familiar with Innovex's policies that relate to his duties and to abide by these policies, and do nothing which may cause loss or damage to Innovex, its business or its business reputation and goodwill. During the period of employment, Employee agrees not to solely, or jointly with others, undertake or join any planning for or organization of any business activity competitive with the business activities of Innovex. Employee further agrees to comply with all reasonable rules, regulations, orders and directives of Innovex and/or its Board of Directors ("Board"). Employee acknowledges that some of the duties for this position are related to supporting the continuity of Innovex Inc. corporate technology, customers and suppliers. Another part of the duties is the day to day activities in support of the Thailand operation.
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     1.2  Supervision. Employee shall at all times discharge his duties in consultation with, and under the supervision of the Chief Executive Officer and the Board of Directors.

     1.3 Outside Activities. This Agreement shall not preclude the Employee from participating in the affairs of any other business organization, or any governmental, educational or other charitable institution, provided that the Board is notified in advance of such participation and has determined that such activities do not unreasonably interfere with Innovex's business or diminish the Employee's obligations under this Agreement. Such determination by the Board shall not be unreasonably withheld.

     1.4 Representation. The Employee warrants and represents to Innovex that Employee has no contractual commitments inconsistent with obligations set forth in this Agreement, and that during the period of employment, Employee will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement, and which are not authorized by Innovex.

2. Compensation and Benefits. In return for the Employee's services to Innovex, the Employee shall receive compensation and benefits which shall include the following:

     2.1 Base Salary. Employee shall receive a monthly base salary of US $19,333.33 (Nineteen Thousand Three Hundred Thirty Three Dollars and 33 cents).

     2.2 Incentive Stock Options. Innovex may grant Employee stock options based upon performance and in addition to any cash bonus. These stock option bonuses shall be at the sole discretion of the Board of Directors. Stock option bonuses are generally granted at the end of Innovex's fiscal year (September), and the exercise price for stock option bonuses is the fair market value of the stock on the date these options are granted, as determined by the mean of the high and low NASDAQ bid price for Innovex stock on the applicable date.

     2.3 Company Incentive Bonus. Employee will be eligible for an incentive bonus based upon the corporate incentive program, dependent on the Company's performance and at the sole discretion of the Board of Directors.

     2.4 Other Employee Benefits. The Employee shall not receive such employee benefits as are offered by Innovex to Thailand-based employees and as detailed in their Innovex (Thailand) Ltd. Employment Agreement. The Employee will be eligible for the Innovex, Inc. standard health, dental and life insurance plans. Employee will be provided with reasonable actual costs for transportation and housing as determined based on the travel and location requirements of the position, consistent with Innovex travel policy and as deemed appropriate by the Chief Executive Officer to be in the best interest of the Company.

     2.5 Vacation. Employee will be provided with up to four weeks of vacation annually, subject to the approval of the Chief Executive Officer. This

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          benefit is not for accrual but to be used as appropriate so there will be no payout for unused vacation days at the end of employment.

     2.6 Relocation. Upon termination of this agreement by Innovex, Innovex will pay or reimburse all reasonable actual costs, including but not limited to business class air fare, sea shipment of personal goods and up to two weeks' temporary living accommodations if necessary to relocate the Employee and his immediate family to their home country. These costs must be incurred within 60 (sixty) days of termination. Innovex will make any payment or reimbursement expenses no later than 10 days from the later of the date the amount was incurred or the date the invoice was submitted by Employee. No payment or reimbursement in any year shall affect the amount of payment or reimbursement in any other year and the right to the payment or reimbursement cannot be liquidated or exchanged for any other benefit.

     2.7 Home Leave. The Employee will also be provided with one round trip Thailand-USA business class airfare in each of the first three calendar years of employment. This airfare may be provided to a designated individual in lieu of Employee at the discretion of the Chief Executive Officer.

     2.8 Stock Option Plans. All options granted shall be granted pursuant to and subject to the conditions of the applicable Stock Option Plan(s) adopted by the Board of Directors and approved by the shareholders, subject further to any amendments thereto.

3. Term and Termination. Employee understands and agrees that he is an employee at will and, as such, his employment can be terminated by him or Innovex at any time, with or without reason or cause. However, subject to
     Section 3.1, should Employee's employment be terminated by Innovex involuntarily, other than by reason of death or disability, Employee will be provided with base salary and benefit continuation for twelve (12) months, provided that, within sixty days of such termination, Employee signs and does not rescind an agreement releasing any and all claims against Innovex, its affiliates and related entities and does not breach the terms under Sections 4, 5 and 6 of this Agreement and their subparts either during or after termination of employment.

     3.1 Termination for Cause. Employee is not entitled to receive the severance identified in Section 3 of this Agreement if his termination is a "Termination for Cause." For purposes of this Agreement, a "Termination for Cause" shall occur if:

          3.1.1 the Employee is indicted or a claim is brought against him alleging the commission of a felony or any misdemeanor arising out of a theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; or

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          3.1.2 the Employee engages in acts of personal dishonesty that are intended to result in substantial personal enrichment of the Employee at the expense of Innovex; or

          3.1.3 the Employee breaches any of his obligations under this Agreement; or

          3.1.4 gross mismanagement.

                In the case of termination pursuant to Sections 3.1.3.or 3.1.4. herein, Employee shall be given written notice of the reason for termination and a 30 day period in which to cure the breach or violation to the satisfaction of the Board of Directors, in its sole discretion, or Innovex may terminate the Employee immediately and pay the Employee for 30 days, if the Board of Directors determines no cure to the breach or violation would be acceptable. Employee will be terminated immediately in the case of termination pursuant to Sections 3.1.1 or 3.1.2 and paid through the last day of employment.

     3.2 Termination by Employee. Employee may terminate his employment pursuant to this Agreement at any time by giving Innovex ninety (90) days' written notice and further agrees that during the notice period he will provide all reasonable aid and assistance in hiring, training, and introducing his replacement as may be requested by Innovex and will undertake such other responsibilities as Innovex may direct. Innovex may shorten or waive entirely the notice period at Innovex's sole discretion. Employee acknowledges and understands that if he voluntarily terminates his employment he is not entitled to receive the severance described in Section 3 of this Agreement.

4. Confidentiality. During the period of employment with Innovex, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Innovex and which are used in the operation of Innovex's business. "Trade secrets and other proprietary and confidential information" shall be understood to mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure. This shall include, without limitation, inventions, discoveries, ideas, know-how, research and development information, designs, specifications, formulas, patterns, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Innovex and Innovex's good will.

     4.1 Nondisclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of his employment or at any time thereafter, except as required during the period of employment with Innovex.

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     4.2  Information Disclosed Remains Property of Innovex. All ideas, concepts, information, and written material disclosed to Employee by Innovex, or acquired from a customer or prospective customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such customers, and are disclosed in confidence by Innovex or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex's business.

     4.3 Return of Material. Employee agrees that, upon request of Innovex or upon termination of employment for any reason, Employee shall deliver to Innovex originals and any copies of all documents, files, disks or other computer media, or other material in his possession or under his control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as set forth in Sections 4, 4.1, and 4.2 above, or (b) are connected with or derived from Employee's services to Innovex.

5. Inventions and Creations. Any and all inventions, discoveries, improvements, or creations (collectively, "Inventions") made or conceived by Employee during the period of his employment by Innovex shall be the property of Innovex. Employee hereby assigns to Innovex all of his rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex. Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

     5.1 Exceptions. Section 5 of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee's own time and (a) which does not relate (i) directly to the business of Innovex or (ii) to Innovex's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Innovex. Attachment 1 hereto constitutes a complete list of the inventions made by Employee prior to employment by Innovex as to which he has at least partial ownership. Innovex shall have no claim of right or title to the inventions listed on Attachment 1.

     5.2 Definition of Inventions. For purposes of this Agreement, the term "Inventions" shall mean discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, which (a) relate directly to the business of Innovex; (b) relate to Innovex's actual or demonstrably anticipated research or development; or (c) result from any work performed by Employee for Innovex, or for which equipment, supplies, facilities or trade secret information of Innovex is used, or which is developed on Innovex time.

     5.3 Non-Covered Inventions. Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this

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          Agreement (a "Non-Covered Invention"), the Employee may, at his sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights thereunder. If negotiations extend for more than six months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

6. Covenant Not to Compete. Employee agrees that he will not, during the course of employment, or for a period of twelve (12) months commencing upon termination of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, develop, or assist others to be developed, any product functionally similar to the product(s) developed or under development by Innovex. The term "develop" shall mean to design, create general or detailed functional or technical specifications for, enhance, or with respect to software, create or write code for, debug, or otherwise modify code for, or otherwise participate in the creation or modification of software product(s). Employee further agrees that he will not, during the period of employment or for a period of six months commencing upon the termination of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, perform services for any directly competing business in the same field of commercial activities that Innovex pursues or engages in or engage or assist (a) in the organization of any such competing business or (b) in any preparations for the manufacture, assembly, production, or design of any product which competes with products of Innovex.

     6.1 Employee's Acknowledgments and Agreements. Employee acknowledges and agrees that the products developed by Innovex, are or are intended to be marketed and licensed to customers throughout the world. Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are part of said covenant. Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Innovex.

     6.2 Inducing Employees to Leave Innovex; Employment of Employees. Any attempt on the part of Employee to induce others to leave Innovex's employ or terminate any other business relationship, or any effort by employee to interfere with Innovex's relationship with its other employees, independent contractors, or consultants would be harmful and damaging to Innovex. Employee agrees that during the period of employment and for a period of two years after termination, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee, independent contractors, or consultant of Innovex to quit employment or terminate their business relationship with Innovex; (b) otherwise interfere with or disrupt Innovex's relationship with its employees, independent contractors, or consultants; (c) solicit, entice, or hire away any employee, independent contractors, or consultant of Innovex; or (d) hire or engage any employee, independent contractor or consultant of Innovex or any former employee, independent contractor or consultant of Innovex whose employment or business relationship with Innovex ceased less than one year before the date of such hiring or engagement.

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     6.3  Nonsolicitation of Business. For a period of two years from the date of termination of employment, Employee will not divert or attempt to divert from Innovex any business Innovex had enjoyed or solicited from its customers during the year prior to termination of his employment.

7.   Miscellaneous Provisions.

     7.1 Remedies - Injunction. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies or damages available to Innovex at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

     7.2 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

     7.3 Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Minnesota. All legal actions arising under this Agreement shall be instituted in, and both Innovex and Employee consent to the jurisdiction of, the court of Hennepin County, Minnesota.

     7.4 "Innovex" Defined. "Innovex" shall mean Innovex, Inc., Iconovex, and any of their existing or future affiliates, including parent companies, divisions, joint ventures, and partnerships.

     7.5 Amendment or Termination. This Agreement replaces and supersedes all prior agreements between Innovex and Employee relating to the same subject matter. In case of conflict with any subsidiary agreement, this agreement will take precedence. This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Employee. It is the intention of the parties that this Agreement shall be exempt from the requirements of Code Section 409a as a separation pay plan. Accordingly, all provisions herein shall be construed to exempt such payment from the definition of "deferral of compensation" that is subject to Code Section 409A in the least restrictive manner necessary without any diminution in the value of the payments to the Employee, so as to avoid the imposition of taxes and penalties pursuant to Code Section 409A.

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     7.6  Survival. Notwithstanding any termination of this Agreement, regardless of the reason, Employee, in consideration of his employment thereunder to the date of such termination shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

     7.7 Agreement Read, Understood and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable, are reasonably required for the protection of the interests of Innovex and that he has been provided adequate consideration in return for agreeing to be bound by those provisions.

     7.8 Dissolution of Agreement. In consideration of the benefits provided in this Agreement, Employee agrees that the original agreement entered into between Innovex (Thailand) Ltd. and Employee on March 17, 2008 is null and void. Employee agrees to execute a Dissolution of Employment Agreement effective the date of this Agreement.


                                        AGREED:


Dated: December 31, 2008                /s/Randy Acres
                                        --------------
                                        Randy Acres


                                        INNOVEX, INC.

Dated: December 31, 2008                /s/ Terry Dauenhauer
                                        --------------------
                                        By:  Terry Dauenhauer
                                        Its:  Chief Executive Officer

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                                  Attachment 1

           INVENTIONS MADE BY EMPLOYEE PRIOR TO EMPLOYMENT BY INNOVEX

                                      None.